Exhibit 23.6

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to (i) the inclusion of our opinion letter dated March 1, 2009 to the Board of Directors of IPC Holdings, Ltd. (the “Company”) included as Annex D to the Joint Proxy Statement/Prospectus which forms a part of Amendment No. 2 to the Registration Statement on Form S-4 relating to the proposed amalgamation of IPC Limited, a wholly-owned subsidiary of the Company, with Max Capital Group Ltd., and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

By:	/s/ Anu Aiyengar
Name: Anu Aiyengar Title: Executive Director

April 27, 2009